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Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Susan Neath

Burns McClellan

sneath@burnsmc.com

(212) 213-0006

Savient Announces Election of Dr. Ginger D. Constantine to Board of Directors

EAST BRUNSWICK, N.J. - (June 5, 2009) - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced that Ginger D. Constantine, M.D. has been elected to the Company's Board of Directors. Dr. Constantine currently serves as Vice President of Women's Health & Bone Repair Medical Research at Wyeth Research, a division of Wyeth Pharmaceuticals. Since 1992, Dr. Constantine has held various management positions of increasing responsibility in the therapeutic areas of rheumatology, metabolism and bone repair within the Wyeth Pharmaceuticals and Wyeth Research organizations. Prior to joining Wyeth, Dr. Constantine was a practicing physician specializing in Rheumatology and Internal Medicine and has authored a number of articles, abstracts as well as presentations, in the area of rheumatology and arthritis for peer reviewed publications and meetings.

Dr. Constantine obtained her medical degree from Temple University and completed her Rheumatology Fellowship at the University of Pennsylvania. She is currently a member of the American College of Rheumatology and member of and committee member for The Endocrine Society and is a member of various medical societies including the American Medical Association, American Rheumatism Association and the Pennsylvania Medical Society.

"We are pleased to welcome Dr. Constantine to our Board of Directors," said Stephen Jaeger, Chairman of the Board of Directors. "She has a long and impressive career as a senior executive with Wyeth and extensive expertise in the area of rheumatology, gout and arthritis. Her experience and expertise will be an invaluable addition to the Board and the Company as we enter this final stretch towards approval of KRYSTEXXA™ by the FDA and the evaluation of potential collaborations and strategic alliances for the commercialization and further development of KRYSTEXXA."

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and marketing pharmaceutical products that target unmet medical needs in both niche and broader specialty markets. Savient's product development candidate, KRYSTEXXA™ (pegloticase) for treatment failure gout has reported positive Phase 1, 2 and 3 clinical data. The KRYSTEXXA Phase 3 clinical studies were completed in October 2007; the BLA was filed with the FDA in October 2008 and the FDA granted priority review status in December 2008. The Company submitted amendments to the BLA to the FDA in January 2009 and the FDA extended the review period by three months, revising the PDUFA date to August 1, 2009. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Further information on Savient can be accessed by visiting: http://www.savient.com. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

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